Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

OF

THE DOW CHEMICAL COMPANY

____________________________

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

____________________________

The Dow Chemical Company, a Delaware corporation (the “Company”), hereby certifies that:

1.  The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $2.50 per share, and two hundred fifty million (250,000,000) shares of preferred stock, par value $1.00 per share.

2.  The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.  Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on March 27, 2009, adopted resolutions (i) authorizing the issuance and sale of up to 2,500,000 shares of the Company’s preferred stock, (ii) establishing the number of shares to be included in this series of Cumulative Perpetual Preferred Stock, Series B, (iii) approving this final form of the Certificate of Designations of Cumulative Perpetual Preferred Stock, Series B (including Exhibit A attached hereto) and authorizing the Executive Committee of the Board of Directors to approve such changes, subject to certain exceptions, as the Executive Committee of the Board of Directors may approve to the Certificate of Designations of Cumulative Perpetual Preferred Stock, Series B, and (iv) fixing the designations, powers, preferences and rights of the shares of this Cumulative Perpetual Preferred Stock, Series B and the qualifications, limitations or restrictions thereof as follows:

Section 1.  Designation.

The designation of the series of preferred stock shall be “Cumulative Perpetual Preferred Stock, Series B” (the “Perpetual Preferred Stock”).  Each share of Perpetual Preferred Stock shall be identical in all respects to every other share of Perpetual Preferred Stock.  Perpetual Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock, if any, and will rank junior to Senior Stock, if any.

Section 2.  Number of Shares.

The number of designated shares of Perpetual Preferred Stock shall be 2,500,000.  That number from time to time may be decreased (but not below the number of shares of Perpetual Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized.  The Company shall not have the authority to issue fractional shares of Perpetual Preferred Stock.

Section 3.  Definitions.  As used herein with respect to Perpetual Preferred Stock:

“Additional Dividends” has the meaning set forth in Section 4(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Cash Dividends” has the meaning set forth in Section 4(a).

“Change of Control” means the occurrence of one of the following:

(i)         a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding common equity of the Company; or

(ii)        consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; provided, however, that a Change of Control will not be deemed to have occurred if at least 90% of the consideration received by holders of Common Stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are (or upon issuance will be) traded on a U.S. national securities exchange or securities exchange in the European Economic Area.

“Change of Control Redemption” has the meaning set forth in Section 7(b).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the New York Stock Exchange on such date.  If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.  For the purposes of determining the Closing Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Closing Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Closing Price would be determined by reference to such 4:00 p.m. closing price).

“Common Stock” means the common stock of the Company, par value $2.50 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Convertible Preferred Stock” means the Cumulative Convertible Perpetual Preferred Stock, Series A, and the Cumulative Convertible Perpetual Preferred Stock, Series C, of the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period” shall have the meaning set forth in Section 4(a).

“Dividend Rate” shall have the meaning set forth in Section 4(a).

“Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Dividends” has the meaning set forth in Section 4(a).

“Equivalent Preference Securities” means, in the event of a merger or consolidation of the Company with another corporation or another entity in which the Company is not the surviving or resulting parent entity, preference securities of the surviving or resulting entity or its ultimate parent, as the case may be, having such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Perpetual Preferred Stock immediately prior to such merger or consolidation, taken as a whole.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means the Person in whose name the shares of the Perpetual Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Perpetual Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the date of initial issuance of the Perpetual Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Perpetual Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

“Liquidation Preference” per share of Perpetual Preferred Stock on any date of determination means the Original Purchase Price, as the same may have been increased up to the date of determination in accordance with Section 4(a) hereof.

“Market Disruption Event” means any of the following events:

(i)         any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(ii)         any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Nonpayment” has the meaning set forth in Section 8(b)(i).

“Original Purchase Price” means $1,000.00 per share of Perpetual Preferred Stock.

“Parity Stock” means the Convertible Preferred Stock and any class or series of stock of the Company hereafter authorized that expressly ranks equally with the Perpetual Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Company.

“Past Due Dividends” has the meaning set forth in Section 4(a).

“Perpetual Preferred Stock” shall have the meaning set forth in Section 1.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Dividends” has the meaning set forth in Section 4(a).

“Preferred Stock Director” has the meaning set forth in Section 8(b)(i).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Perpetual Preferred Stock have the right to receive any cash, securities or other property or in which the Perpetual Preferred Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Perpetual Preferred Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event.”

“Restricted Securities” has the meaning set forth in Rule 144(a)(3) of the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of stock of the Company hereafter authorized which expressly ranks senior to the Perpetual Preferred Stock and has preference or priority over the Perpetual Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trust” has the meaning set forth in Section 7(g).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “DOW.N<Equity> VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

Section 4.  Dividends.

(a) Rate.  Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, (i) cumulative cash dividends with respect to each Dividend Period (defined below) at an annual rate per share equal to 7% of the Liquidation Preference, which may only be paid in cash (the “Cash Dividends”), plus (ii) additional cumulative dividends with respect to each Dividend Period at an annual rate per share equal to 8% of the Liquidation Preference, which may be paid in cash or, if not so paid, will be added to the Liquidation Preference (the “PIK Dividends”, and together with the Cash Dividends, the “Dividends”) (each such applicable rate, a “Dividend Rate”).  Dividends shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing on the first such day occurring after a full calendar quarter has elapsed since the Issue Date; provided, however, if any such day is not a Business Day, then payment of any Dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (each such day on which Dividends are payable, a “Dividend Payment Date”).  The period from and including any Dividend Payment Date (or, prior to the first Dividend Payment Date, from and including the date of issuance of the Perpetual Preferred Stock) to, but excluding, the next Dividend Payment Date is a “Dividend Period.”  Dividends on each share of Perpetual Preferred Stock will accrue daily and be cumulative from the date such share of Perpetual Preferred Stock is issued, shall compound quarterly, and shall be payable for each full Dividend Period in equal quarterly installments; provided, however, that for the Dividend Period from and including the Issue Date and ending on the day that is immediately prior to the first Dividend Payment Date, Dividends will be computed on the basis described in the last sentence of this Section 4(a) as being applicable to such Dividend Period.  The record date for payment of dividends on the Perpetual Preferred Stock will be the fifteenth day of the calendar month immediately preceding the relevant Dividend Payment Date (each, a “Dividend Record Date”), whether or not such day is a Business Day.  The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30-day months, and for any period of less than a month, actual days elapsed over a 30-day month.

If the Company fails to pay a full Cash Dividend on the Perpetual Preferred Stock, then the Cash Dividends and the PIK Dividends on the Perpetual Preferred Stock shall continue to accrue and cumulate at their respective Dividend Rates and, commencing on the day after such failure to pay occurs, the Perpetual Preferred Stock shall, in addition, accrue and cumulate additional dividends (“Additional Dividends”) at an annual rate equal to 3.0%, compounded quarterly, on the aggregate accrued amount of any such unpaid Cash Dividends (such aggregate accrued amount of all such unpaid Cash Dividends being referred to herein as the “Past Due Dividends”) with the amount of such Additional Dividend accrual being added to the Liquidation Preference up to and including the date that all such Past Due Dividends shall have been declared and paid in full.

(b) Priority of Dividends.  Except as provided in this Section 4(b), so long as any share of Perpetual Preferred Stock remains outstanding, unless full Dividends (including Past Due Dividends) on all outstanding shares of the Perpetual Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment of those Dividends has been set aside for the benefit of the holders thereof on the applicable Dividend Record Date, the Company will not, and will cause its subsidiaries not to, declare or pay any dividend in excess of $0.01 per share on any Junior Stock, make any distributions relating to Junior Stock, or redeem, purchase, acquire (either directly or through any subsidiary) or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)    purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock, including under a contractually binding stock repurchase plan, so long as any such contractually binding requirement was entered into at a time when there were no Past Due Dividends;

(iii)    as a result of an exchange or conversion of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock;

(iv)    the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; or

(v)    the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid.

For so long as any share of Perpetual Preferred Stock remains outstanding, if Dividends are not declared and paid in full upon the shares of Perpetual Preferred Stock or any Parity Stock with the same dividend payment date or with a dividend payment date during a Dividend Period, all dividends declared upon shares of Perpetual Preferred Stock and any such Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all Past Due Dividends as of the end of the then-current Dividend Period per share of Perpetual Preferred Stock and all accrued and unpaid dividends as of the end of the applicable dividend period per share of any Parity Stock (including, in the case of any Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, or any duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5.  Liquidation Rights.

(a) Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock upon liquidation and the rights of the Company’s creditors, to receive in full a liquidating distribution in an amount per share equal to the Liquidation Preference.  Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment.  If the assets of the Company are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions.  If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled pursuant to Section 5(a) have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6.  No Conversion or Exchange Rights.

The Holders of shares of the Perpetual Preferred Stock will not have any rights to convert such shares into or exchange such shares for shares of any other class or series of stock or obligations of the Company.

Section 7.  Redemption.

(a) Redemption at Holder’s Option.  On or at any time after March 31, 2069, each Holder of Perpetual Preferred Stock shall have the right to require the Company to redeem all or a portion of such Holder’s Perpetual Preferred Stock, for cash or for shares of Common Stock, or any combination thereof, at the Company’s discretion, at a redemption price per share equal to the sum of the Original Purchase Price plus all accrued but unpaid Dividends (including any Past Due Dividends) on the shares being redeemed through the date of redemption.  If, pursuant to this Section 7(a), the Company elects to redeem all or a portion of a Holder’s Perpetual Preferred Stock for shares of Common Stock, such shares shall be valued for such purpose at the average VWAP per share of Common Stock over each of the five consecutive Trading Days ending on the Trading Day immediately prior to the relevant Record Date.

(b) Redemption on a Change of Control.  Upon the occurrence of a Change of Control, each Holder of Perpetual Preferred Stock shall have the right, beginning on the effective date of the Change of Control and ending on the date that is 45 days after the later of (x) the effective date of the Change of Control and (y) receipt of notice of the Change of Control from the Company as provided in this Section 7(b), to, at its option, require the Company or its successor to redeem all or a portion of such Holder’s Perpetual Preferred Stock (a “Change of Control Redemption”) for an amount in cash per share equal to the sum of (i) 101% of the Original Purchase Price plus (ii) all accrued but unpaid Dividends (including any Past Due Dividends) on the shares of Perpetual Preferred Stock being redeemed pursuant to such Change of Control Redemption through the date of redemption.  On or before the twentieth day prior to the date on which the Company anticipates consummating the Change of Control (or, if later, or in the case of a Change of Control referred to in clause (i) of the definition thereof, promptly after the Company discovers that the Change of Control will occur or has occurred), a written notice shall be sent by or on behalf of the Company, by overnight courier to the Holders as they appear in the records of the Company (which may include the records of the Transfer Agent).  Such notice shall contain the date on which the Change of Control is anticipated to be effected or, in the case of a Change of Control referred to in clause (i) of the definition thereof, the date on which the Schedule TO or other schedule, form or report referred to in such clause was filed.

(c) Any Holder of Perpetual Preferred Stock may exercise the Holder’s redemption right under Section 7(a) or 7(b) by delivering to the Company at its principal office a written notice stating the Holder’s intention to exercise the holder’s redemption right and the number of the Holder’s shares of Perpetual Preferred Stock to be redeemed.  The Company shall be obligated to redeem the total number of shares of Perpetual Preferred Stock specified in the Holder’s redemption notice on or before the earlier of (i) the 30th Business Day following its receipt of the Holder’s notice of a redemption pursuant to Section 7(a) or (ii) the date of the Change of Control if notice is given at least 10 days prior to such Change of Control.

(d) Redemption at Company’s Option. On or at any time after March 31, 2014, the Company shall have the right to redeem all or any portion of the outstanding shares of Perpetual Preferred Stock at a redemption price per share of Perpetual Preferred Stock for an amount in cash per share equal to the sum of the Original Purchase Price plus all accrued and unpaid Dividends (including any Past Due Dividends) on the shares of Perpetual Preferred Stock being redeemed through the date of redemption; provided that no partial redemption of shares of Perpetual Preferred Stock by the Company pursuant to this Section 7(d) shall be permitted unless (i) the aggregate amount of the Original Purchase Price in respect of all shares of Perpetual Preferred Stock to be redeemed equals or exceeds $50,000,000 and (ii) the aggregate amount of the Original Purchase Price in respect of all outstanding shares of Perpetual Preferred Stock after giving effect to the redemption equals or exceeds $50,000,000.  It is understood and agreed that the Company shall covenant for the benefit of certain of its debt holders that it will not redeem shares of the Perpetual Preferred Stock pursuant to this Section 7(d) unless it has received proceeds from the sale of securities that have equal or greater equity-like characteristics during the 180 days prior to the date of redemption.

(e) Notice of Company’s Redemption. In the event the Company shall redeem shares of Perpetual Preferred Stock pursuant to Section 7(d), notice of such redemption shall be given to each Holder of Perpetual Preferred Stock at least 30 days and not more than 60 days prior to the proposed redemption date.  Each notice shall state:

(i) the redemption date;

(ii) the number of shares of Perpetual Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

(v) that Dividends on the shares of Perpetual Preferred Stock to be redeemed will cease to accrue on the redemption date.

(f) Partial Redemption.  In case of any redemption of only part of the shares of Perpetual Preferred Stock outstanding at the time of any redemption election by the Company pursuant to Section 7(d), the shares of Perpetual Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Perpetual Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Executive Committee of the Board of Directors or any other duly authorized committee thereof may determine to be fair and equitable.

(g) Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares of Perpetual Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share of Perpetual Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Perpetual Preferred Stock so called for redemption shall cease to be outstanding, all dividends with respect to such shares of Perpetual Preferred Stock shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest.  The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

(h) Restrictions on Other Payments. After the receipt by the Company of a redemption request pursuant to Section 7(a) or 7(b), unless and until the full redemption price for the shares of Perpetual Preferred Stock to be redeemed on any redemption date has been paid to the Holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any Junior Stock, and (ii) no shares of Junior Stock shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any of its subsidiaries.

(i) Status of Reacquired Shares. Any shares of Perpetual Preferred Stock redeemed in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(h) Unredeemed Shares Remain Outstanding.  If a Holder does not elect to exercise the Change of Control Redemption option pursuant to Section 7(b), the shares of Perpetual Preferred Stock held by it will remain outstanding until otherwise subsequently redeemed.  In the event of a Change of Control in which the Company’s Common Stock shall be changed into or exchanged for other securities or property (including cash), the successor or acquiring corporation shall expressly assume the due and punctual observation and performance of each and every covenant and condition contained in this Certificate of Designation to be performed and observed by the Company and all the obligations and liabilities hereunder, with such modifications and adjustments as equitable and appropriate in order to place the Holders in the equivalent economic position as prior to such Change of Control.

Section 8.  Voting Rights.

(a) General.  The Holders shall not be entitled to vote on any matter except as set forth in Sections 8(b) and 8(c) or as required by Delaware law.

(b) Special Voting Right.

(i)         Voting Right.  If and whenever dividends on the Perpetual Preferred Stock have not been paid in an aggregate amount equal, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors, and further provided that the Board of Directors shall at no time include more than two such directors.  Each such director so elected is referred to as a “Preferred Stock Director.”

(ii)    Election.  The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company having equivalent voting rights and entitled to vote thereon, called as provided herein.  At any time after the special voting power has vested pursuant to Section 8(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Perpetual Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any such other class or series of preferred stock for the election of the two directors to be elected by them as provided in Section 8(b)(iii).  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 8(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 8(b)(iv).  In case any vacancy in the office of a Preferred

Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal.  Whenever the Company has declared and paid or declared and set aside for payment in full all Past Due Dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods).  The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly.  Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Perpetual Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) when they have the voting rights described in this Section 8(b).

(c) Senior Issuances; Adverse Changes.  So long as any shares of Perpetual Preferred Stock are outstanding, the vote or consent of the Holders of at least 66 2/3% of the shares of Perpetual Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose at which the Holders shall vote separately as a single class, will be necessary for authorizing, effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)    any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Perpetual Preferred Stock) or the Company’s by-laws, including by way of merger, that would alter or change the voting powers, dividend rights, preferences or special rights of the Perpetual Preferred Stock so as to affect them adversely (provided, however, that to the extent that any such amendment, alteration or repeal relates solely to an increase in the amount of the authorized or issued preferred stock (other than Perpetual Preferred Stock or Senior Stock) or any securities convertible into preferred stock (other than Perpetual Preferred Stock or Senior Stock) or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock (other than Perpetual Preferred Stock or Senior Stock) or any securities convertible into Parity Stock (other than Perpetual Preferred Stock) or Junior Stock, then such amendment, alteration or repeal will not be deemed to adversely affect the voting powers, preferences or special rights of the Perpetual Preferred Stock, and Holders will have no right to vote on such an increase, creation or issuance);

(ii)    any amendment or alteration of the Company’s certificate of incorporation (including the certificate of designations creating the Perpetual Preferred Stock), including by way of merger, to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Perpetual Preferred Stock or Senior Stock; or

(iii)    any consummation of a binding share exchange or reclassification involving the Perpetual Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Perpetual Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting parent entity, are converted into or exchanged for Equivalent Preference Securities, and (y) if such shares of Perpetual Preferred Stock do not remain outstanding, immediately prior to or concurrent with the consummation thereof, all Past Due Dividends on the Perpetual Preferred Stock to the date of consummation, whether or not declared, have been paid in full.

The Company shall not provide consideration to any Holder in exchange for such Holder’s vote or consent pursuant to this Section 8(c) without offering, on identical terms, to provide all Holders who then hold Perpetual Preferred Stock with the same consideration in exchange for votes or consents per share of Perpetual Preferred Stock.

Section 9.  Preemption.

The Holders shall not have any preemptive rights.

Section 10.  Creation of Junior Stock or Parity Stock.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock, other than Perpetual Preferred Stock.

For so long as any Perpetual Preferred Stock is outstanding, the Company will not issue any preferred stock (other than the Convertible Preferred Stock) with terms (exclusive of any conversion feature) more favorable to the holders thereof, in the aggregate, than the terms of the Perpetual Preferred Stock without amending this Certificate of Designations to concurrently modify the terms of the Perpetual Preferred Stock to give the Holders the benefit of such more favorable terms.  Without limiting the generality of the foregoing, any series of preferred stock containing (i) a dividend in excess of the Dividend Rate, (ii) more favorable make-whole payments or other redemption premiums or (iii) additional covenants not contained in this Certificate of Designations shall be considered more favorable.

Section 11.  Repurchase.

Subject to the limitations imposed herein, and subject to the provisions of Section 7, the Company may purchase and sell Perpetual Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Perpetual Preferred Stock, voting rights in respect of such Perpetual Preferred Stock shall not be exercisable.

Section 12.  Unissued or Reacquired Shares.

Shares of Perpetual Preferred Stock not issued or which have been issued and redeemed, or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series (provided that any such cancelled shares of Perpetual Preferred Stock may be reissued only as shares of a series other than Perpetual Preferred Stock).

Section 13.  No Sinking Fund.

Shares of Perpetual Preferred Stock are not subject to the operation of a sinking fund.

Section 14.  Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Perpetual Preferred Stock shall be BNY Mellon Shareowner Services.  The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 15.  Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates.  If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent.  The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Partial Redemption.  In the event that a redemption is effected with respect to shares of Perpetual Preferred Stock representing less than all the shares of Perpetual Preferred Stock held by a Holder, upon redemption the Company shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Perpetual Preferred Stock held by the Holder as to which a redemption was not effected.

Section 16.  Taxes.

(a) Transfer Taxes.  The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Perpetual Preferred Stock or shares of Common Stock or other securities issued on account of Perpetual Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Perpetual Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Perpetual Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding.  All payments and distributions (or deemed distributions) on the shares of Perpetual Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 17.  Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed:  (i) if to the Company, to its office at 2030 Dow Center, Midland, MI  48674 (Attention:  Treasurer) (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Corporate Vice President and Treasurer this 31st day of March, 2009.

THE DOW CHEMICAL COMPANY

By:	/s/ Fernando Ruiz
	Name:	Fernando Ruiz
	Title:	Corporate Vice President and Treasurer

Exhibit A

FORM OF

CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
FACE OF CERTIFICATE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY AND THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS MAY BE REASONABLY REQUESTED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number: [__]

Number of Shares of Perpetual Preferred Stock: [_____]

THE DOW CHEMICAL COMPANY

Cumulative Perpetual Preferred Stock, Series B
(par value $1.00 per share of Preferred Stock)

THE DOW CHEMICAL COMPANY, a Delaware corporation (the “Company”), hereby certifies that [_____________] (the “Holder”) is the registered owner of [_____] duly authorized, validly issued, fully paid and non-assessable shares of the Company’s designated Cumulative Perpetual Preferred Stock, Series B, with a par value of $1.00 per share  (the “Perpetual Preferred Stock”).  The shares of Perpetual Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Perpetual Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated ___________, 2009 as the same may be amended from time to time (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations.  The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

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Reference is hereby made to select provisions of the Perpetual Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this Certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Perpetual Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Company by its _______________________ and its __________________ this _____ day of________, 2009.

THE DOW CHEMICAL COMPANY

By:
Name:
Title:

By:
Name:
Title:

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REGISTRAR’S COUNTERSIGNATURE

These are shares of Perpetual Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

BNY Mellon Shareowner Services, as Registrar

By:
Name:
Title:

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REVERSE OF CERTIFICATE

Dividends on each share of Perpetual Preferred Stock shall be payable at the rate provided in the Certificate of Designations.

The Company shall furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers _____________ shares of the Perpetual Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the said shares of Perpetual Preferred Stock on the books of the Transfer Agent.  The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

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